Fundamental Investors, Inc.
One Market, Steuart Tower
Suite 1800
San Francisco, California 94105

Mailing address:
P.O. Box 7650
San Francisco, California 94120-7650
Phone (415) 421 9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$157,032
Class B	$2,406
Class C	$1,575
Class F	$5,320
Total	$166,333
Class 529-A	$1,567
Class 529-B	$63
Class 529-C	$119
Class 529-E	$56
Class 529-F	$41
Class R-1	$21
Class R-2	$314
Class R-3	$1,121
Class R-4	$1,294
Class R-5	$2,279
Total	$6,875

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2200
Class B	$0.0754
Class C	$0.0630
Class F	$0.2199
Class 529-A	$0.2096
Class 529-B	$0.0517
Class 529-C	$0.0518
Class 529-E	$0.1501
Class 529-F	$0.2455
Class R-1	$0.0577
Class R-2	$0.0610
Class R-3	$0.1457
Class R-4	$0.2073
Class R-5	$0.2634

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	736,493
Class B	32,844
Class C	27,817
Class F	29,363
Total	826,517
Class 529-A	8,257
Class 529-B	1,292
Class 529-C	2,550
Class 529-E	408
Class 529-F	192
Class R-1	417
Class R-2	5,861
Class R-3	8,902
Class R-4	6,649
Class R-5	9,841
Total	44,369

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$38.30
Class B	$38.23
Class C	$38.19
Class F	$38.29
Class 529-A	$38.28
Class 529-B	$38.28
Class 529-C	$38.27
Class 529-E	$38.27
Class 529-F	$38.26
Class R-1	$38.21
Class R-2	$38.19
Class R-3	$38.25
Class R-4	$38.26
Class R-5	$38.31